Exhibit 5.1

                       [LETTERHEAD OF HADDAN & ZEPFEL LLP]

                                 August 23, 2000

Eye Dynamics, Inc.
2301 205th Street, Suite 106
Torrance, CA 90501


Dear Sirs:

         You have requested our opinion with respect to certain matters in connection with the filing by Eye Dynamics, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering the registration of 1,000,000 shares of the Company's Common Stock, par value .001 per share (the "Shares"), for issuance pursuant to a Marketing Consulting Agreement, dated as of August 21, 2000, with Belmont Capital (the "Consulting Agreement").

         In connection with this opinion, we have examined and relied upon the Registration Statement, the Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, the Consulting Agreement, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

         On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the Consulting Agreement, will be validly issued, fully paid, and nonassessable shares of Common Stock of the Company.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.


                                                        Very truly yours,

                                                        /s/ Haddan & Zepfel LLP
                                                        -----------------------
                                                        Haddan & Zepfel LLP

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